Form of Stock Compensation Agreement
                   with Atlas, Pearlman, Trop & Borkson, P.A.

                          STOCK COMPENSATION AGREEMENT

      THIS AGREEMENT is made as of the 2nd day of January, 1997 by and between Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company") and Atlas, Pearlman, Trop & Borkson, PA and Charles B. Pearlman, Esq., its authorized agent (collectively, "APT").

      WHEREAS, the Company is a publicly-held company with three operating divisions, including manufacturing, employee staffing and consumer products.

      WHEREAS, APT is a law firm specializing in corporate and securities law and has been general counsel for the Company since its inception.

      WHEREAS, the Company desires to engage APT to provide legal services to it
during  the  calendar  year  commencing   January  1,  1997  under  a  flat  fee
arrangement.

      WHEREAS, APT has agreed to accept such engagement upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS.  The foregoing recitals are true and correct.

      2. ENGAGEMENT. The Company hereby engages APT to provide with all manner of legal services as same relate to matters involving corporate and/or securities laws (the "Services") and APT hereby accepts such engagement.

      3. COMPENSATION. As full and complete compensation for the Services, the Company shall pay APT an aggregate of 10,000 shares of the Company's common stock (the "Compensation Stock"). In connection therewith, the Company shall file a registration statement with the Securities and Exchange Commission registering the Compensation Stock under the Securities Act of 1933, as amended.

      4. EXPENSES. APT shall be solely responsible for the payment on any and all expenses incurred by it in rendering the Services including, but not limited to, costs of photocopies and telephone services.

      5.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by APT.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.


                              Workforce Systems Corp.

                              By:
                                 --------------------------
                                    Ella Boutwell Chesnutt,
                                    President

                              Atlas, Pearlman, Trop & Borkson, P.A.

                              By:
                                 --------------------------
                                    Charles B. Pearlman,
                                    Authorized Agent